Exhibit 10.2

                             ORAL AGREEMENT SUMMARY

The below is a summary of the oral agreements between Mr. Blaszczak and Tenaya Acquisitions Company regarding expenses of the offering and an acquisition.

Mr. Blaszczak has agreed to pay all the expenses of the offering estimated at $8,504 and has in fact paid most of those fees prior to the filing of this prospectus. Mr. Blaszczak has also agreed to pay all expenses of finding, doing due diligence and completing an acquisition. It is anticipated that these expenses will be between $15,000 and $20,000.